EX-99.B(j)ficonsnt

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 37 to Registration Statement No. 2-77329 on Form N-1A of our report dated November 13, 2007, relating to the financial statements and financial highlights of Waddell & Reed Advisors Fixed Income Funds, Inc., including Waddell & Reed Advisors Government Securities Fund, appearing in the Annual Report on Form N-CSR of Waddell & Reed Advisors Fixed Income Funds, Inc. for the year ended September 30, 2007, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Custodial and Auditing Services" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
January 25, 2008